EXHIBIT 99.1
Scripps to buy nine television stations from McGraw-Hill
Deal includes network-affiliated stations in Denver, Indianapolis, San Diego and Bakersfield

For immediate release	(NYSE: SSP)
October 3, 2011
CINCINNATI — The E.W. Scripps Company has expanded its television footprint by agreeing to acquire the station group now owned by McGraw-Hill Broadcasting.
Included in the transaction are four stations affiliated with the ABC television network:
•	KMGH in Denver, the country’s 17th-largest market

•	WRTV in Indianapolis, market #27

•	KGTV in San Diego, market #28

•	KERO in Bakersfield, Calif., market #125
The five other stations involved in the transaction — KZSD in San Diego, KZKC in Bakersfield, KZCO in Denver, KZFC in Ft. Collins, Colo., and KZCS in Colorado Springs, Colo. — are low-power stations affiliated with the Spanish-language network, Azteca America.
The nine McGraw-Hill stations, which reach approximately 3 percent of U.S. households and generated revenue in 2010 of $97 million, have roughly 460 total employees.
Scripps agreed to pay $212 million in cash for the nine stations. The deal is structured as a purchase of stock but will be treated as a purchase of assets for tax purposes, resulting in tax deductions created through the transaction that will be used by Scripps to reduce the net cash cost of the acquisition. The transaction is expected to be modestly accretive to Scripps’ earnings in the first full year of operations of the acquired stations.
Because of the current low-interest-rate environment, Scripps intends to finance the transaction with new debt and has secured committed financing for the purchase price. Choosing debt for the acquisition allows the company to preserve its financial flexibility. Scripps had $153 million in cash on its balance sheet as of August 31, 2011.
The transaction is subject to regulatory approvals and customary closing conditions.
“This is a terrific opportunity to enter some of America’s most dynamic media markets and tap into the growing Spanish-language marketplace at a very attractive price,” said Rich Boehne, Scripps president and chief executive officer. “The McGraw-Hill stations fit well with our strategy to create economic value through high-quality news and information content that serves both consumers and advertisers through linear television and the exploding array of digital communication devices.

“These stations came up for sale at a good time for Scripps,” Boehne said. “The deal is structured and financed in ways to protect the company’s financial flexibility and our ability to continue investing in emerging media business models. Through this acquisition, we now have the opportunity to extend our local news strategies into markets with big appetites for community-changing journalism.”
The acquisition of the McGraw-Hill stations will extend the Scripps relationship with ABC. With 10 ABC affiliates among its expanded roster of 19 stations, Scripps will be the country’s largest independent operator of ABC stations. The new stations join a Scripps portfolio that includes six ABC affiliates (in Detroit, Tampa, Fla., Cleveland, Phoenix, Cincinnati, and Baltimore), three NBC affiliates (West Palm Beach, Fla., Kansas City, Mo., and Tulsa, Okla.) and one independent (Lawrence, Kan.). The consolidated station group will reach approximately 13 percent of U.S. households.
“We’ve looked at several recent opportunities, but the McGraw-Hill stations were the first ones that truly energized our management team,” said Brian Lawlor, Scripps senior vice president of television. “The culture at these stations will fit well with ours, and I’m excited about the compelling benefits we can deliver to our viewers, advertisers and employees in these markets. In recent years we have ramped up our commitment to unique, high-quality local news, and we’re eager to have these new stations join us in that drive for success.”
Conference call
Scripps senior managers will discuss the acquisition with investors and analysts during a telephone conference call today at 6:00 p.m. (eastern). Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-288-8967 (U.S.) or 1-612-234-9959 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“Scripps”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 7:30 p.m. tonight until 11:59 p.m. Monday, Oct. 10. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 219339.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.
About Scripps
The E.W. Scripps Company (www.scripps.com) is a diverse media enterprise with interests in television stations and newspapers that are passionate about the company’s long-time vision statement: “Give light and the people will find their own way.”
###
Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com